Exhibit 10.1

Execution Version

TRANSITION SERVICES AND SEPARATION AGREEMENT

This Transition Services and Separation Agreement (the “Agreement”), dated and effective as of February 11, 2021 (the “Notice Date”), between ANI Pharmaceuticals, Inc. (the “Company”) and Robert Schrepfer (referred to hereinafter as “you” or the “Executive”). Each of the Company and Executive are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Executive is currently the Senior Vice President, Business Development and Specialty Sales of the Company;

WHEREAS, the Company and the Executive previously entered into an Employment Agreement dated January 17, 2020 (the “Employment Agreement”);

WHEREAS, the Executive has provided the Company with notice of his intent to voluntarily resign from the Company without Good Reason (as defined in the Employment Agreement);

WHEREAS, the Executive and the Company have mutually agreed that the Executive will cease to be the Senior Vice President, Business Development and Specialty Sales of the Company effective as of the earlier of (x) the date the Company terminates Executive’s employment with or without Good Cause (as defined in the Employment Agreement), or (y) March 19, 2021 (such earlier date, the “Termination Date”);

WHEREAS, for the period from the Notice Date until the Termination Date (such period, the “Transition Period”), the Executive shall continue to perform all the functions as the Senior Vice President, Business Development and Specialty Sales of the Company pursuant to the terms of the Employment Agreement;

WHEREAS, the Executive is not entitled to any severance benefits under the Employment Agreement related to the Executive’s voluntary termination;

WHEREAS, as of February 8, 2021, the Executive holds the outstanding equity awards reflected on Annex A attached hereto (the “Equity Awards”), which were previously granted pursuant to the Company’s Sixth Amended and Restated 2008 Stock Incentive Plan (the “Plan”);

WHEREAS, subject to the terms of this Agreement, the Company desires to provide the Executive with certain benefits as described herein in exchange for a general release of claims in favor of the Company; and

WHEREAS, the Parties desire to formalize the terms and conditions related to the termination of the Executive’s employment relationship with the Company pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, and for other good and sufficient consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

AGREEMENT

1.                   Transition Services; End of Employment; Termination of Severance Benefits.

(a)                Transition Period. The Executive acknowledges and agrees that during the Transition Period the Executive will remain the Senior Vice President, Business Development and Specialty Sales of the Company and continue as a full-time employee of the Company. During the Transition Period, the Executive will (i) provide services consistent with his current duties and (ii) fully support any transition and integration plans with respect to the Company and its employees. Effective as of the Termination Date, the Executive will cease to be an employee of, or have any connection with, or claims against the Company (except for payments or benefits due hereunder).

(b)                No Authority to Bind. The Executive understands that effective as of the Termination Date, the Executive will cease to be the Senior Vice President, Business Development and Specialty Sales of the Company. After the Termination Date, the Executive will not hold himself out as representing the Company or otherwise attempt to bind the Company to any contractual arrangements.

(c)                Transition Period Compensation. During the Transition Period, subject to the compliance with the terms of this Agreement and the reasonable requests of the Company, the Executive shall continue to receive his base salary based on his current annual rate of base salary of $481,320.06, which shall be paid in accordance with the Company’s normal payroll practices, subject to applicable federal, state, local and employment tax withholding. Additionally, during the Transition Period, the Executive will remain eligible to participate in the employee benefits offered by the Company in accordance with the terms of such employee benefit plans, including, without limitation, continued vacation accrual during the Transition Period and continued vesting until the Termination Date with respect to any outstanding equity award granted to you pursuant to the Plan that vests based on the passage of time. The Executive’s right to participate in the employee benefits offered by the Company shall cease on the Termination Date, except as set forth herein or as required by applicable law.

(d)                Termination of Severance Benefits. The Executive acknowledges and agrees that the Executive has elected to voluntarily terminate employment with the Company without Good Reason under the Employment Agreement. Therefore, the Executive acknowledges and agrees that effective as of the date hereof, the Executive is no longer entitled to any severance protections under Section 3 or Section 8 of the Employment Agreement, or otherwise under the Employment Agreement or any other arrangement with the Company, after the date hereof in connection with the Executive’s termination of employment for any reason, or no reason, after the date hereof. After the date hereof, the Executive’s sole right to any benefits related to the Executive’s termination of employment shall be governed by the terms of the Agreement.

2.                   Accrued Benefits. As soon as practical following the Termination Date (but in all cases within any time period required by applicable law), you will receive your final paycheck and all of your accrued but unused vacation/PTO and all other wages earned through such date, less all applicable withholdings and required deductions. You will receive this payment even if you choose to not enter into this Agreement. The Executive agrees that as of the Termination Date, the Executive will have been paid all compensation due the Executive as of the Termination Date by virtue of the Executive’s employment, in keeping with the Company’s policy and practice, except any payments or rights pursuant to this Agreement that will be paid following the Termination Date.

3.                   Restrictive Covenants; Inventions; Confidentiality. The provisions set forth in Section 4 (Non-Solicitation; Non-Competition); Section 5 (Inventions) and Section 6 (Confidential Information and Trade Secrets) from the Employment Agreement are hereby incorporated by reference into this Agreement (and together with Section 10 below (Mutual Non-Disparagement) are collectively referred to as the “Executive Obligations”). Because of the difficulty of measuring economic losses to the Company as a result of a breach of any of the covenants related to the Executive Obligations because of the immediate and irreparable damage that such a breach is likely to cause the Company for which it would have no other adequate remedy, Executive agrees that each of the covenants related to the Executive Obligations may be enforced by the Company, by permanent, preliminary and temporary injunctions and restraining orders, in addition to any other remedies allowable at law or in equity.

4.                   Separation Benefits. Subject to and in consideration for your execution of this Agreement within 21 days following your receipt of this Agreement (the “First Release”) and again within five (5) days of your Termination Date (or, if longer, within 21 days after receipt of this Agreement) (the “Second Release”), in each case without revocation, and provided (a) you comply with all of the terms and conditions of this Agreement and the Executive Obligations and all Company policies, (b) you are not terminated by the Company for Good Cause prior (as defined in the Employment Agreement) to the Termination Date, and (c) you do not voluntarily resign for any reason prior to the Termination Date, you will be entitled to the following separation benefits as follows:

(a)                As consideration for the First Release, the Company agrees to pay to you an annual bonus for calendar year 2020 at target, which amount shall be $288,780 (the “2020 Bonus”). The 2020 Bonus will be paid, less applicable withholdings, on April 2, 2021, but in no event prior to the Initial Effective Date.

(b)                As consideration for the Second Release, the Company agrees to accelerate the vesting on all of your outstanding Equity Awards that would have vested had you remained employed by the Company through and including April 10, 2021 (the “Vesting Acceleration”). As a result of the Vesting Acceleration, you will, subject to the requirements of this Agreement, become vested as to (i) an additional 16,711 shares subject to your Restricted Stock Awards previously granted to you under four separate awards with grant dates of March 31, 2017, April 6, 2018, March 28, 2019, April 10, 2020 (each as detailed in Annex 1); and (ii) additional vesting as to 3,313 options subject to the Equity Award granted on March 31, 2017, 2,400 options subject to the Equity Award granted on April 6, 2018 and 3,766 options subject to the Equity Award granted on March 28, 2019, with exercise prices for each such Equity Award as set forth in Annex 1. The unvested portion of your Equity Awards, after given effect to the Vesting Acceleration will be forfeited for no consideration effective as of your Termination Date. Your post-termination exercise period for any Equity Award that is an option, as reflected in Annex 1, will commence on your Termination Date in accordance with the award agreements evidencing your Equity Awards. The Vesting Acceleration will be effective as of the Final Effective Date and the Equity Award subject to the Vesting Acceleration shall remain outstanding for thirty (30) days following your Termination Date (the “Vesting Deadline”); provided, however, if the Second Release does not become effective and irrevocable by Vesting Deadline, all of your unvested Equity Awards, including those eligible for Vesting Acceleration pursuant to this Section 4(b) will be forfeited for no consideration.

5.                   Early Termination Right; Waiver of Notice. Notwithstanding anything to the contrary in the Employment Agreement, the Executive hereby agrees that his employment may be terminated by the Company with or without Good Cause at any time with or without notice (including, without limitation, the 30-day written notice requirement in Section 3(c)(ii) of the Employment Agreement and any other notice requirements previously provided for in the Employment Agreement); provided, that if the Executive is terminated without Good Cause, the Executive shall still be entitled to the separation benefits described in Section 4, subject to the terms and conditions of this Agreement.

6.                   Employment Status. During the Transition Period, you will remain as an at-will employee, meaning that you and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

7.                   General Releases and Waivers of Claims.

(a)                General Release. In consideration for receiving the severance payments and benefits described in Section 4 above, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known, against the Company and/or its respective predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present insurers, officers, directors, members, partners, managers, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship. This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; any and all claims for stock, stock options or other equity securities of the Company; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, or any other federal, state, or local law prohibiting discrimination and/or harassment; and claims under the New York State Human Rights Law, the New York Equal Rights Law, the New York Whistleblower Protection Law, the New York Family Leave Law, the New York Equal Pay Law, the New York City Human Rights Law, and all other laws and regulations relating to employment under the laws of the State of Minnesota or the State of Maryland.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. Your release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim for breach of this Agreement. Additionally, nothing in this Agreement precludes you from participating in any investigation or proceeding before any federal or state agency or governmental body. However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties, and waive any right to any individual monetary recovery in any such proceeding or lawsuit; provided, however, nothing in this Agreement is intended to impede your ability to report securities law violations to the Securities and Exchange Commission under the Dodd-Frank Act, or to receive a monetary award from a government administered whistleblower-award program. Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the legislature.

Notwithstanding the foregoing, the waiver and release contained in this Agreement does not apply to (i) any rights or claims for indemnification you may have pursuant to the Indemnification Agreement entered into between you and the Company effective January 17, 2020 (the “Indemnification Agreement”), your rights under the indemnification and hold harmless agreement as approved by the Board of Directors of the Company (the “Board”) on January 24, 2018 (the “Hold Harmless Agreement”), your indemnification rights under any insurance policy in place and the Company’s internal governing documents; (ii) any vested benefits under an employee benefit plan sponsored by the Company to which you are legally entitled; (iii) any claims to enforce your rights under this Agreement; (iv) the right to share in any claim with respect to being a stockholder of the Company; provided that any such recover is predicated on you not individually bringing any claim or cause of action or actively participating in, or assisting in any way, with respect to any stockholder initiated cause of action; or (v) any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.

(b)                ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have 21 calendar days within which to consider this Agreement (although you may choose to execute Agreement earlier); (d) you have 7 calendar days following each time you execute this Agreement to revoke your execution of the Agreement; and (e) the Agreement will not be effective until the eighth day after each time you sign this Agreement provided that you have not revoked it. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this section. To revoke the Agreement after any execution, you must email Stephen Carey written notice of revocation at stephen.carey@anipharmaceuticals.com prior to the end of the 7-day period. You acknowledge that your consent to this Agreement is knowing and voluntary. The offer described in this Agreement will be automatically withdrawn if you do not sign the Agreement within the 21-day consideration period.

(c)                Unknown Claims Waiver. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits conferred upon you by the provisions of Section 1542 of the Civil Code of the State of California (or any other applicable law), which reads substantially as follows:

“A general release does not extend to claims THAT the creditor OR RELEASING PARTY does not know or suspect to exist in his OR HER favor at the time of executing the release AND THAT, if known by him OR HER, would have materially affected his or HER settlement with the debtor OR RELEASED PARTY.”

You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims that you have or may have against the Released Parties, whether known or unknown, suspected or unsuspected.

8.                   Resignation Letter. As a condition to entering into this Agreement, you must also concurrently execute, and deliver to the Secretary of the Board, the Resignation Letter that is attached hereto as Attachment A.

9.                   Breach. If the Company determines that you breached any of your obligations under this Agreement or as otherwise imposed by law (a “Breach”), the Company will provide you with written notice of such Breach (the “Breach Notice”) and a right to cure such Breach, to the extent curable, within 15 days of the Breach Notice (the “Breach Cure Period“); provided that such period may be extended as is reasonably necessary, as determined by the Company in good faith, if the Executive is not able to cure the Breach within the Breach Cure Period, but is diligently pursuing the cure. If the Breach is uncured as of the Breach Cure Period (or any extended period provided by the Company), the Company will be entitled to recover all severance and other consideration paid or provided under this Agreement and to obtain all other relief provided by law or equity.

10.               Mutual Non-disparagement. Executive agrees not to make any negative or disparaging statements or communications regarding either the Company or its affiliates or any of their respective operations, officers, directors or stockholders. The Company will direct the officers and directors of the Company not to make any negative or disparaging statements or communications regarding the Executive.

11.               No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.

12.               Proceedings. The Executive has not filed any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to the Executive’s employment or the termination thereof.

13.               Return of Company Property. You agree that, as of the Termination Date, you will return to the Company any and all Company records, materials and other physical objects relating to your employment with the Company, including, without limitation, all Company credit cards, phone cards, equipment, documents (in paper and electronic form), computers, personal digital assistants and access keys and all materials and things embodying, relating to, containing or derived from any Inventions, Trade Secrets or Confidential Information and you will return and/or destroy all Company property stored in electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives or in a cloud environment).

14.               Cooperation with the Company. In addition, the Executive shall, without further compensation, cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, the Executive’s employment with the Company or its predecessors or affiliates for which the Company requests the Executive’s assistance, which cooperation and assistance shall include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. In connection herewith, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with the Executive’s other material business and personal obligations and commitments. Executive will be reimbursed for any travel expenses related to the Executive’s compliance with this Section 14 and shall be compensated at the rate of $240 per hour for services provided under this Section 14, excluding any time related to the provision of testimony.

15.               Arbitration. Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s confidential and/or proprietary information, to ensure rapid and economical resolution of any disputes regarding this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, shall be resolved by final, binding and confidential arbitration in New York, NY conducted under the Judicial Arbitration and Mediation Service (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party. All claims, disputes, or controversies subject to arbitration as set forth in this paragraph must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Claims will be governed by applicable statutes of limitations. This arbitration agreement shall be construed and interpreted in accordance with the laws of the State of New York and the Federal Arbitration Act (“FAA”). In the case of a conflict, the FAA will control.

16.               Opportunity to Consult with Counsel. The Executive acknowledges that he has had an opportunity to consult with and be represented by counsel of the Executive’s choosing in the review of this Agreement, that he has been advised by the Company to do so, that he is fully aware of the contents of the Agreement and of its legal effect, that the preceding paragraphs recite the sole consideration for this Agreement, and that he enters into this Agreement freely, without duress or coercion, and based on his own judgment and wishes and not in reliance upon any representation or promise made by the Company, other than those contained herein.

17.               No Reemployment. You acknowledge that you will have no right to employment with the Company after the Termination Date and that you shall not apply for reemployment with the Company after the Termination Date.

18.               Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with, or are exempt from, Section 409A of the Internal Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be exempt therewith and the remainder to be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate payment for purposes of Section 409A. Notwithstanding anything contained herein to the contrary, you will not be considered to have terminated employment for purposes of any payments under this Agreement that are subject to Section 409A until you have incurred a “separation from service” within the meaning of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided to you during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, upon your death).

19.               Confidentiality; Invention Assignment. You agree that you will remain bound by any previously executed standard Company agreement related to confidential information and assignment of inventions that is in additional to the provisions in the Employment Agreement (such additional Agreement, the “Confidential Information Agreement”). If you have not signed a Confidential Information Agreement as of the date hereof, you agree to execute a Confidential Information Agreement in connection prior to your Termination Date, if requested by the Company.

20.               Entire Agreement. You agree that except as otherwise expressly provided in this Agreement and the Indemnification Agreement, the Hold Harmless Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements between you and the Company or any affiliate of the Company, including, but not limited to, the Employment Agreement. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

21.               Choice of Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without giving effect to provisions governing the choice of law

22.               Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

23.               Headings. The headings of the Sections of this Agreement are provided for convenience only. They do not alter or limit, in any way, the text of any Section of this Agreement.

24.               Execution in Counterparts. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and a facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

[Signature Page Follows]

To accept this Agreement, please sign and date this Agreement and return it to me. With respect to the first release indicated below, you have until 5:00 p.m. PT on the date that is 21 days following your receipt of this Agreement to review and consider this Agreement and to provide me with an executed copy thereof. Please indicate your agreement with the above terms by signing below.

Sincerely,

ANI PHARMACEUTICALS, INC.

By:	/s/ Nikhil Lalwani
(Signature)

Name:	Nikhil Lalwani

Title:	Chief Executive Officer

[Remainder of Page Intentionally Blank]

You have up to 21 days after receipt of this Agreement within which to review it and to discuss with an attorney of your own choosing, at your own expense, whether or not you wish to sign it (the “First Release”). Furthermore, you have 7 days after you have signed this Agreement for the First Release during which time you may revoke this Agreement. If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to Stephen Carey, which may be delivered via e-mail at stephen.carey@anipharmaceuticals.com, no later than the close of business on the 7th day after you sign this Agreement for the First Release. Because of the revocation period, if you don’t revoke this Agreement, you understand that this Agreement shall not become effective or enforceable until the 8th day after the date you sign this Agreement for the First Release (the “Initial Effective Date”).

My agreement with the terms of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

FIRST RELEASE

Signed	/s/ Robert Schrepfer	Dated:	2/11/2021
Robert Schrepfer

You must execute this Agreement again within five (5) days of your Termination Date (or, if longer, within 21 days after receipt of this Agreement) (the “Second Release”), but not prior to the Termination Date. Furthermore, you have 7 days after you have signed this Agreement for the Second Release during which time you may revoke this Agreement. If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to Stephen Carey, which may be delivered via e-mail at stephen.carey@anipharmaceuticals.com, no later than the close of business on the 7th day after you sign this Agreement for the Second Release. Because of the revocation period, if you don’t revoke this Agreement, you understand that this Agreement shall not become effective or enforceable until the 8th day after the date you sign this Agreement for the Second Release (the “Final Effective Date”).

My agreement with the terms of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

SECOND RELEASE

Signed		Dated:
Robert Schrepfer

Annex 1: Outstanding Equity Award

Attachment A: Resignation Letter

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